Exhibit 99.1

Medifast, Inc. Announces First Quarter 2016 Financial Results

Financial Results Exceed Company Guidance

First Quarter 2016 Net Revenue of $72.3 Million

First Quarter EPS from Continuing Operations of $0.36

Company Raises Fiscal Year 2016 Guidance

OWINGS MILLS, Md., May 4, 2016 – Medifast, Inc. (NYSE: MED), a leading United States manufacturer and provider of clinically proven weight-loss and healthy living products and programs, today reported financial results for the first quarter ended March 31, 2016.

“We are pleased with our start to 2016, particularly as momentum accelerated in our Take Shape For Life business segment,” said Michael C. MacDonald, Medifast Chairman and Chief Executive Officer. “This, combined with our team’s efforts to efficiently operate the business, fueled our financial performance and resulted in both revenue and profitability above our expectations for the first quarter. Going forward, we remain focused on taking steps to optimize each of our business units, by differentiating products, programs, and service offerings. We believe Medifast is well-positioned with the strategies in place and a strong balance sheet to drive profitability and enhanced shareholder returns.”

First Quarter 2016 Results

Results from Continuing Operations

Income from continuing operations was $4.3 million, or $0.36 per diluted share, based on approximately 11.9 million shares outstanding. First quarter 2015 income from continuing operations, net of tax, was $4.4 million, or $0.36 per diluted share, based on approximately 12.2 million shares outstanding. First quarter adjusted income from continuing operations was $5.0 million, or $0.42 per diluted share, compared to adjusted income from continuing operations of $5.6 million, or $0.46 per diluted share in the first quarter of 2015. Adjusted income from continuing operations is a non-GAAP financial measure. Please refer to the tables in this press release for a reconciliation of all non-GAAP financial measures.

For the first quarter, Medifast net revenue from continuing operations decreased 1.5% to $72.3 million from net revenue of $73.4 million in the first quarter of 2015.

Revenue in the direct sales business unit, Take Shape For Life, was up 9% to $56.7 million in the first quarter of 2016, compared to $52.1 million in the first quarter of the prior year. This is the fifth straight quarterly improvement in the year-over-year trend.

The total number of active earning Health Coaches in the first quarter was 12,600, compared to 12,100 in the first quarter of 2015. The average revenue per active earning Health Coach for the quarter was $4,490 as compared to $4,316 in first quarter of 2015.

The Company's Medifast Direct business unit revenue decreased 24% to $10.9 million, compared to $14.4 million in the first quarter of 2015. New customer acquisition continued to be challenging. Medifast Direct advertising in the quarter decreased to $4.1 million from $5.3 million in the first quarter of 2015.

Revenue in the Franchise Medifast Weight Control Centers business decreased modestly to $4.2 million from $4.7 million in the first quarter of last year. The decrease in revenue was primarily driven by fewer franchise centers in operation during the period. The Company ended the quarter with 58 franchise centers in operation compared to 70 centers at the end of the same period last year.

In the first quarter, the Wholesale business unit revenue decreased to $0.5 million, compared to $2.2 million in the same period last year. This decrease was fueled by the loss of certain accounts resulting from Medifast enforcement of business partner compliance requirements in mid-2015.

Gross profit for the first quarter of 2016 was $53.2 million, compared to $53.8 million in the first quarter of 2015. The Company's gross profit as a percentage of net revenue increased 20 basis points to 73.5% from 73.3% in the first quarter of 2015, driven primarily by a price increase implemented in March 2015.

Selling, general and administrative expenses (“SG&A”) decreased $0.4 million to $46.9 million compared to $47.3 million in the first quarter of 2015. Excluding a $1.2 million restructuring charge this quarter and $1.8 million in extraordinary legal and advisory expenses resulting from 13D filings in the first quarter of last year, first quarter 2016 adjusted SG&A was $45.7 million or 63.3% of revenue, compared to $45.5 million, or 61.9%, in the first quarter of 2015.

Sales and marketing expense decreased $1.1 million in the first quarter of 2016 compared to the first quarter of 2015.

The first quarter 2016 effective tax rate was 33.0%, compared to 35.0% in the first quarter of 2015. The decrease in the effective tax rate was due to an increase in the domestic manufacturing deduction and a change in the tax law making certain research and development credits permanent.

Discontinued Operations

As previously disclosed, the Company exited the Medifast Weight Control Center corporate model with the sale of 41 centers to existing franchise partners and the closure of the remaining 34 corporate centers. For first quarter of 2016, the Company had no activity from discontinued operations compared to income from discontinued operations, net of tax, of $28 thousand for the first quarter of 2015.

Balance Sheet

The Company's balance sheet remains strong with stockholders' equity of $89.9 million and working capital of approximately $67.4 million as of March 31, 2016.  Cash, cash equivalents, and investment securities increased $4.5 million to $71.6 million compared to $67.1 million at December 31, 2015.

The Company paid a quarterly cash dividend of $3.0 million, or $0.25 per share, during the first quarter of 2016. The Company did not repurchase any shares during the first quarter of 2016, and has approximately 850,000 shares remaining on its repurchase authorization as of March 31, 2016. The Company remains free of interest bearing debt.

Outlook

The Company expects second quarter 2016 net revenue from continuing operations to be in the range of approximately $70.0 million to $73.0 million and adjusted earnings per diluted share from continuing operations in the range of $0.50 to $0.53 per diluted share.

For fiscal year 2016, the Company raised its guidance for revenue from continuing operations to be in the range of $275.0 million to $282.0 million and adjusted earnings per diluted share from continuing operations in the range of $1.75 to $1.80 per diluted share. Adjusted earnings per diluted share excludes $1.2 million of restructuring costs associated with separation agreements for several senior executives. The fiscal year 2016 guidance assumes a 33% to 34% effective tax rate.

Conference Call Information

The conference call is scheduled to begin at 4:30 p.m. ET on May 4, 2016. The call will be broadcast live over the Internet hosted at the Investor Relations section of Medifast's website at www.MedifastNow.com, and will be archived online through May 18, 2016. In addition, listeners may dial (855) 560-2579.

A telephonic playback will be available from 6:30 p.m. ET, May 4, 2016, through May 11, 2016. Participants can dial (877) 344-7529 to hear the playback and enter passcode 10084958.

About Medifast®:

Medifast (NYSE: MED) is the leading easy-to-use, clinically proven provider of weight-loss and healthy living products and programs. Medifast aims to help customers lead a healthier lifestyle through a holistic approach to weight-loss and weight management, nutrition education and fitness. Medifast’s proven results are based on the use of structured meal plans featuring Medifast Meals, which are nutritionally designed to assist customers with successful weight-loss and weight management. The company sells its products and programs via four unique distribution channels: 1) the web and national call centers, 2) the Take Shape For Life personal coaching division, 3) Medifast Weight Control Centers, and 4) a national network of physicians. The company also offers sports nutrition products under the brand Dual Fuel™ that are formulated to provide athletes and active individuals with the right balance of carbohydrates and high quality protein for top performance. Medifast was founded in 1980 and is located in Owings Mills, Maryland. For more information, log onto www.MedifastNow.com.

MED-F

Forward Looking Statements

Please Note: This release contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995. These forward-looking statements generally can be identified by use of phrases or terminology such as "intend" or other similar words or the negative of such terminology. Similarly, descriptions of Medifast's objectives, strategies, plans, goals or targets contained herein are also considered forward-looking statements. Medifast believes this release should be read in conjunction with all of its filings with the United States Securities and Exchange Commission and cautions its readers that these forward-looking statements are subject to certain events, risks, uncertainties, and other factors. Some of these factors include, among others, Medifast's inability to attract and retain independent Health Coaches and Members, stability in the pricing of print, TV and Direct Mail marketing initiatives affecting the cost to acquire customers, increases in competition, litigation, regulatory changes, and its planned growth into new domestic and international markets and new channels of distribution. Although Medifast believes that the expectations, statements, and assumptions reflected in these forward- looking statements are reasonable, it cautions readers to always consider all of the risk factors and any other cautionary statements carefully in evaluating each forward-looking statement in this release, as well as those set forth in its latest Annual Report on Form 10-K and Quarterly Report on Form 10-Q, and other filings filed with the United States Securities and Exchange Commission, including its current reports on Form 8-K. All of the forward-looking statements contained herein speak only as of the date of this release.

Investor Contact:

ICR, Inc.

Katie Turner

(646) 277-1228

MEDIFAST, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except par value)

	(Unaudited)	(Audited)
	March 31, 2016	December 31, 2015

ASSETS
Current assets:
Cash and cash equivalents	$47,316	$42,037
Accounts receivable-net of allowance for sales returns and doubtful accounts
of $449 and $417	2,115	1,633
Inventory	13,243	13,335
Investment securities	24,333	25,072
Income taxes, prepaid	525	1,549
Prepaid expenses and other current assets	2,879	2,886
Deferred tax assets	1,670	1,208
Current assets of discontinued operations	55	353
Total current assets	92,136	88,073

Property, plant and equipment - net	27,047	29,029
Other assets	169	205
Long-term assets of discontinued operations	19	19

TOTAL ASSETS	$119,371	$117,326

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable and accrued expenses	$23,819	$22,504
Current maturities of capital leases	166	219
Current liabilities of discontinued operations	790	841
Total current liabilities	24,775	23,564

Other liabilities:
Deferred tax liabilities	4,666	4,890
Long-term liabilities of discontinued operations	66	288
Total liabilities	29,507	28,742

Stockholders' Equity:
Common stock; par value $.001 per share; 20,000 shares authorized;
12,052 and 12,014 issued
11,836 and 11,797 issued and outstanding	12	12
Accumulated other comprehensive income/(loss)	30	(62)
Retained earnings	89,822	88,634
Total stockholders' equity	89,864	88,584

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$119,371	$117,326

MEDIFAST, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per share & dividend data)

(Unaudited)

	Three Months Ended March 31,
	2016	2015

Revenue	$72,345	$73,364
Cost of sales	19,151	19,594
Gross Profit	53,194	53,770

Selling, general, and administrative	46,926	47,258

Income from operations	6,268	6,512

Other income (expense)
Interest and dividend income, net	115	132
Other income (expense)	(24)	148
	91	280

Income from continuing operations before income taxes	6,359	6,792
Provision for income taxes	2,099	2,376

Income from continuing operations	4,260	4,416
Income from discontinued operations, net of tax	-	28
Net income	$4,260	$4,444

Basic earnings per share
Earnings per share from continuing operations	$0.36	$0.36
Earnings per share from discontinued operations	$-	$-
Earnings per share	$0.36	$0.36

Diluted earnings per share
Earnings per share from continuing operations	$0.36	$0.36
Earnings per share from discontinued operations	$-	$-
Earnings per share	$0.36	$0.36

Weighted average shares outstanding -
Basic	11,862	12,108
Diluted	11,922	12,197

Cash dividends declared per share	$0.25	$-

MEDIFAST, INC. AND SUBSIDIARIES

NON-GAAP FINANCIAL MEASURES(1)

(In thousands, except per share data)

	Three Months Ended March 31,
	2016	2015

Income from operations	$6,268	$6,512
Adjustments
Restructuring Charges	1,166	-
Legal expenses- 13D	-	1,845
Adjusted Income from operations	$7,434	$8,357

	Three Months Ended March 31,
	2016	2015

Income from continuing operations	$4,260	$4,416
Adjustments
Restructuring Charges	781	-
Legal expenses- 13D	-	1,200
Adjusted income from continuing operations	$5,041	$5,616
Loss on discontinued operations, net of tax	-	28
Adjusted Net Income	$5,041	$5,644

Diluted earnings per share from continuing operations (2)	$0.36	$0.36
Impact for adjustments (2)	0.06	0.10
Adjusted diluted earnings per share continuing operations (2)	$0.42	$0.46
Diluted Loss per share from discontinued operations (2)	$-	$-
Adjusted diluted earnings per share (2)	$0.42	$0.46

(1)	These non-GAAP measures are being provided as pro-forma statements to provide information regarding expected future performance. The departed executives included in the restructuring were employed in 2015; and therefore, the March 31, 2016 results excluding these charges are not comparative to the March 31, 2015 results.

(2)	The weighted-average diluted shares outstanding used in the calculation of these non-GAAP financial measures are the same as the weighted-average shares outstanding used in the calculation of the reported per share amounts.